FUNKO, INC.
2019 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND
STOCK OPTION AGREEMENT FOR UK EMPLOYEES

Funko, Inc., a Delaware corporation (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the UK Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Exercise Price Per Share:	$_________
Total Exercise Price	$_________
Total Number of Shares Subject to Option:	__________
Vesting Commencement Date	__________
Expiration Date:	__________
Type of Option:	󠆺Non-Qualified Stock Option
Vesting Schedule:	Subject to the Participant’s continued status as an Employee, the Option shall vest and become exercisable with respect to

By accepting the Option, Participant agrees that he or she has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

FUNKO, INC.		PARTICIPANT
By:		By:
Print Name:	_____________________________	Print Name:
Title:	_____________________________

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
UK STOCK OPTION AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.
This Agreement forms the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Company Group Member. All awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This UK Option Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Company Group Member are eligible to be granted Options. Other service providers who are not Employees are not eligible to receive Options in the United Kingdom under this employee share scheme.
ARTICLE I.
GENERAL
1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a) “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) gross neglect or willful misconduct by Participant of Participant’s duties or Participant’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (ii) conviction of Participant of a criminal offence (other than in connection with a traffic violation that does not result in imprisonment); (iii) Participant’s habitual unlawful use (including being under the influence) or possession of illegal drugs on a Company Group Member’s premises or while performing Employee’s duties and responsibilities; (iv) Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (v) Participant’s material breach of this Agreement or any other confidentiality, non-compete or non-solicitation covenant with a Company Group Member; provided that such Company Group Member shall provide Participant with fifteen (15) days prior written notice before any termination due to (a) or (e) (other than to the extent that (a) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.
(b) “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(c) “Company Group” shall mean the Company and its Subsidiaries.
(d) “Company Group Member” shall mean each member of the Company Group.
(e) “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(f) “Termination of Service” shall mean the termination of the Participant’s employment with any Company Group Member.

(g) “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Participant while employed by or providing services to any Company Group Member or any affiliate thereof concerning (i) the business or affairs of the Company Group Members (or such affiliates), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by Participant in breach of this Agreement) in a form generally available to the public prior to the date Participant proposes to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(h) “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Participant (whether or not during usual business hours, whether or not by the use of the facilities of the Company Group, and whether or not alone or in conjunction with any other Person) while employed by, or providing services to, any Company Group Member (including those conceived, developed or made prior to the date of Participant’s employment by or services with any Company Group Member) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
1.2Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference with the exception that reference to “Eligible Individual” when used in the Plan (as incorporated into the Agreement) and in the Agreement itself shall mean “Employee” only and shall not include other persons providing services to the Company. Except in relation to the definition of “Eligible Individual”, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF OPTION
2.1Grant of Option. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan.
2.2Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

2.3Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Company Group Member. Nothing in the Plan, the Grant Notice or this Agreement shall confer upon Participant any right to continue in the employ of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and Participant.
ARTICLE III.
PERIOD OF EXERCISABILITY
3.1Commencement of Exercisability.
(a) Subject to Participant’s continued employment with a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 6.9 and 6.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b) Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to Section 3.1(b) or any employment agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.
3.2Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.
3.3Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a) The expiration date set forth in the Grant Notice;
(b) Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;
(c) Except as the Administrator may otherwise approve, immediately upon Participant’s Termination of Service for Cause; and
(d) Except as the Administrator may otherwise approve, the expiration of ninety (90) days from the date of Participant’s Termination of Service for any other reason.
3.4Tax Withholding. Notwithstanding any other provision of this Agreement:
(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:
(i)by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;
(ii)by the deduction of such amount from other compensation payable to Participant;

(iii)with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(iv)with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(v)with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)in any combination of the foregoing.
(b) With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.
(c) In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
(e) Participant agrees to indemnify and keep indemnified the Company, any Company Group Member including his/her employing company (“Employer”) from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company and where lawful) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to (1) the grant or exercise of, or any benefit derived by Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to Participant on satisfaction of the Option or any other benefit on exercise of the Option, (3) any restrictions applicable to the Shares held by the Participant ceasing to apply to those shares, or (4) the disposal of any Shares (each of those events referred to as a “Taxable Event”)).
(f) Participant undertakes that, upon request by the Company, he/she will join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares
(g) Participant agrees that if Participant does not pay or his/her Employer or the Company does not withhold from Participant the full amount of any Tax Liability within 90 days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of ITPEA, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by: (i) withholding the funds from salary, bonus or any other funds due to Participant by the Employer; (ii) withholding in Shares issued upon vesting and exercise of the Option or from the cash proceeds from the sale of Shares; or (iii) demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.
(h) Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and the Tax Liability is not collected from or paid by Participant within 90 days of the end of the tax year in which the Taxable Event occurred, the amount of any uncollected Tax Liability may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Article III of this Agreement.
ARTICLE IV.
EXERCISE OF OPTION
4.1Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

4.2Partial Exercise. Subject to Section 6.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.
4.3Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.
(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;
(c) The payment of any applicable withholding tax in accordance with Section 3.4;
(d) Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and
(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:
(a) Cash or check;
(b) With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;
(c) Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(d) Any other form of legal consideration acceptable to the Administrator.

4.5Conditions to Issuance of Shares. The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.
4.6Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE V.
RESTRICTIVE COVENANTS
5.1Restriction on Competition. Participant hereby agrees that Participant shall not, at any time during the Noncompetition Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any Subsidiary or Affiliate thereof) any business or activity which the Participant was materially involved in the twelve (12) month period immediately prior to the Cessation Date, within any of the states or territories within the United States or any other country, territory or state in which the Company Group operates, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company Group, or (ii) which the Company Group or any of its Affiliates has taken active steps to engage in or acquire, but only if Participant directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Participant shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

5.2Non-Solicitation. Participant hereby agrees that Participant shall not, at any time during the Nonsolicitation Restricted Period, directly or indirectly, either for Participant or on behalf of any other Person, (i) recruit or otherwise solicit or induce any Restricted Employee (defined below), customer or supplier of the Company Group with whom the Participant had material dealings with in the twelve (12) month period immediately prior to the Cessation Date to terminate his, her or its employment or arrangement with the Company Group, or otherwise change his, her or its relationship with the Company Group, or (ii) hire, or cause to be hired, any person who was employed by the Company Group with whom the Participant had material dealings at any time during the twelve (12)-month period immediately prior to the Cessation Date or who thereafter becomes employed by the Company Group who by reason of their position and in particular their seniority and expertise or knowledge of Trade Secrets and Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of or engagement with the Company and become employed or engaged by a competitor of the Company. “Restricted Employee” means any person who was a director, employee or consultant of any Company Group Member at any time during the twelve (12)-month period immediately prior to the Cessation Date who by reason of that position and in particular their seniority and expertise or knowledge of Proprietary Information or knowledge of or influence over the clients, customers or contacts of the Company Group is likely to cause damage to the Company Group if they were to leave the employment of the relevant Company Group Member and become employed by a competitor of the Company Group.
5.3Confidentiality. Except as Participant reasonably and in good faith determines to be required in the faithful performance of Participant’s duties for the Company Group or in accordance with Section 5.5, Participant shall, during the Participant’s period of service with the Company Group and after the Cessation Date, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Participant’s benefit or the benefit of any other Person, any confidential or proprietary information or Trade Secrets and Confidential Information of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Participant’s obligation to maintain and not use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any other Person, any Proprietary Information after the Cessation Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Participant’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group). In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein, (a) Participant shall not be in breach of this Section 5.3 and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose a trade secret to Participant’s attorney, and may use trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.4Return of Company Group Property. Upon Participant’s Termination of Service for any reason, Participant will promptly deliver to the Company Group (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company Group property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his or her possession, custody or control, including, but not limited to, any Work Product, which Participant agrees is “work made for hire” and shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion.
5.5Response to Subpoena; Whistleblower Protection. Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation or pursuant to any equivalent laws in other jurisdictions including the UK Public Interest Disclosure Act 1998. Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and Participant shall not be not required to notify the Company Group that such reports or disclosures have been made.
5.6Non-Disparagement. Participant agrees not to disparage the Company Group, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that Participant may confer in confidence with Participant’s legal representatives and make truthful statements as required by law.
5.7Restrictions Upon Subsequent Employment. Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, Participant shall provide a copy of this Article V to any recruiter who assists Participant in obtaining other employment or any other service relationship and to any employer or other Person with which Participant discusses potential employment or any other service relationship.
5.8Enforcement. The restrictions in this Article V are separate and severable restrictions and are considered by the Participant to be reasonable in all respects. In the event that any of the restrictions in this Article V shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable. . Any breach or violation by Participant of the provisions of this Article V shall toll the running of any time periods set forth in this Article V for the duration of any such breach or violation.

5.9Forfeiture Upon Violation. Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Participant’s violation of any restrictive covenant within this Article V or any other agreement by and between Participant and any Company Group Member, as determined by the Company, in its sole discretion, then (a) the Option shall immediately be terminated and forfeited in its entirety and (b) Participant shall pay to the Company in cash any financial gain Participant realized from exercising all or a portion of the Option during the 12-month period immediately preceding (or at any time after) the date of such violation. For purposes of this Section 5.9, “financial gain” shall equal the sum of (x) any excess of the greater of (i) the Fair Market Value per Share on the date of exercise and (ii) the Fair Market Value per Share as of the time of Participant’s sale of such Shares, if any, over the Exercise Price, multiplied by the number of Shares purchased pursuant to the exercise (without reduction for any Shares surrendered) and (y) any and all dividends paid to Participant with respect to the Shares purchased pursuant to the exercise. By accepting this Option, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 5.9. To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement. Participant’s obligations under this Section 5.9 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.
5.10Injunctive Relief. Participant recognizes and acknowledges that a breach of the covenants contained in this Article V will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in this Article V, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief.
5.11Special Definition. As used in this Article V, the following terms shall have the ascribed meanings:
(a) “Affiliate” shall mean shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.
(b) “Noncompetition Restricted Period” shall mean the period from the Grant Date through the first (1st) anniversary of the Cessation Date.
(c) “Nonsolicitation Restricted Period” shall mean the period from the Grant Date through the second (2nd) anniversary of the Cessation Date.
ARTICLE VI.
OTHER PROVISIONS
6.1Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
6.2Whole Shares. The Option may only be exercised for whole Shares.

6.3Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.
6.4Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
6.5Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
6.6Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.7Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.8Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
6.9Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.
6.10Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6.11Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.12Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.
6.13Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings, notices, communications and agreements of the Company and Participant with respect to the subject matter hereof, subject to the last sentence of Section 5.9 hereof.
6.14Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
6.15Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
6.16Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
6.17Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.18Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.
6.19Data Protection. The Company Group will collect and process information relating to UK based Holders in accordance with the privacy notice which is available on the Company’s intranet site.
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